Exhibit 4.1

DESCRIPTION OF COMMON SHARES

The common shares of Perpetua Resources Corp. (the “Company” and such shares, the “Common Shares”) are its only class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The following description of our Common Shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Notice of Articles and Articles (the “Articles”) which are filed as exhibits to the Annual Report on Form 10-K. We are incorporated in the Province of British Columbia, Canada and are subject to the Business Corporations Act (British Columbia) (the “BCBCA”).

General

There are no special rights or restrictions attached to any of the Common Shares, which all rank equally as to all benefits which might accrue to the holders of Common Shares.

Authorized Share Capital

We are authorized to issue an unlimited number of Common Shares without par value.

Voting Rights

Holders of Common Shares are entitled to receive notice of and to attend any meetings of shareholders of the Company. At any general meeting, subject to the restrictions on joint registered owners of Common Shares, on a vote by show of hands every shareholder who is present in person or by proxy and entitled to vote has one vote and on a poll, every shareholder entitled to vote has one vote for each Common Share of which he, she or it is the registered owner and may exercise such vote either in person or by proxy. On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way. The majority of votes required for the Company to pass a special resolution at a general meeting of shareholders is two-thirds of the votes cast on the resolution.

Economic Rights

Dividends and Distributions.

Subject to the BCBCA, holders of Common Shares are entitled to receive dividends if, as and when declared by the board of directors of the Company (the “Board”) at its discretion from funds legally available therefor, in each case subject to the rights, privileges, restrictions and conditions attached to any other series or class of shares ranking senior in priority to or on a pro-rata basis with the holders of Common Shares with respect to dividends.

Liquidation Rights.

Subject to the BCBCA, in the event of our liquidation, dissolution, or winding-up, holders of Common Shares are entitled to receive a pro rata share of our assets available for distribution to the shareholders after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attached to any other series or class of shares ranking senior in priority to or on a pro-rata basis with the holders of Common Shares with respect to liquidation.

Conversion.

Holders of Common Shares have no conversion rights.

Pre-emptive Rights.

Paulson & Co. Inc. (“Paulson”) is entitled to the right of first opportunity to provide any equity financing required by us pursuant to the Amended and Restated Investor Rights Agreement between Midas Gold Corp., Idaho Gold Resources Company, LLC and Paulson & Co. Inc., dated March 17, 2020 (the “Paulson Investor Rights Agreement”) so long as Paulson owns in the aggregate 10% or more of the issued and outstanding Common Shares.

Participation Rights.

So long as Paulson owns at least 10% or more of the issued and outstanding Common Shares, Paulson has the right to participate in any future issuances of debt or equity securities of the Company to maintain its pro rata interest in the Company.

Pursuant to the Investor Rights Agreement between the Company and Agnico Eagle Mines Limited (“Agnico”), dated October 28, 2025 (the “Agnico Investor Rights Agreement”), so long as Agnico owns at least 1.5% or more of the issued and outstanding Common Shares, Agnico will have the right, subject to certain exceptions, to participate in equity offerings conducted by the Company to retain its pro rata equity ownership or reach beneficial ownership of up to 9.99% of the Company’s Common Shares.

Additionally, pursuant to the Investor Rights Agreement between the Company and JPMorgan Chase Funding Inc., an affiliate of JPMorgan Chase & Co. (“JPMorgan”), dated October 28, 2025 (the “JPM Investor Rights Agreement”), for so long as JPMorgan owns at least 1.5% or more of the issued and outstanding Common Shares, JPMorgan will have the right, subject to certain exceptions, to participate pro rata in equity offerings conducted by the Company.

Subscription Rights.

Holders of Common Shares have no subscription rights.

Redemption Provisions.

There are no redemption provisions applicable to our Common Shares.

Sinking Fund Provisions.

There are no sinking fund provisions applicable to our Common Shares.

Preferred Shares

We currently have no outstanding preferred shares. We are authorized to issue an unlimited number of first preferred shares without par value, and an unlimited number of second preferred shares without par value. If we were to register and issue preferred shares, such preferred shares would rank senior to the Common Shares with respect to the payment of dividends and the distribution of assets on a liquidation, dissolution or winding up of the Company.

Shareholder Approval; Vote on Extraordinary Corporate Transactions

Under the BCBCA, certain extraordinary corporate actions, such as amalgamations (other than with certain affiliated companies), continuances to another jurisdiction and sales, leases or exchanges of all, or substantially all, of the property of a company (other than in the ordinary course of business), and other extraordinary corporate actions such as liquidations, dissolutions and arrangements (if ordered by a court), are required to be approved by a “special resolution” of shareholders.

A “special resolution” is a resolution (i) passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution, or (ii) signed by all shareholders entitled to vote on the resolution. In specified cases, a special resolution to approve an extraordinary corporate action is required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.

Approval Rights

Under the Paulson Investor Rights Agreement, so long as Paulson owns 20% or more of the outstanding Common Shares, without the prior written approval of Paulson and subject to certain exceptions, the Company shall not, and shall not permit any subsidiary to: (a) voluntarily delist from any stock exchange where its securities are listed; (b) incur any indebtedness or guarantee any indebtedness; or (c) incur any lien, claim or security interest on assets of the Company or any subsidiary including royalty agreements, streaming agreements or long-term offtake agreements.

Amendments to the Governing Documents

Under the BCBCA, the type of resolution required to be passed in order to authorize amendments to the notice of articles and/or articles of a company is determined as follows:

●	the type of resolution specified by the BCBCA; or
●	if not specified by the BCBCA, the type of resolution specified by the company’s articles; or
●	if neither (i) nor (ii) apply, a special resolution.

If the proposed amendment would affect a particular class of shares in certain specified ways, the holders of shares of that class are entitled to vote separately as a class on the proposed amendment, whether or not the shares otherwise carry the right to vote.

A company may alter its articles to specify or change the majority of votes that is required to pass a special resolution, which majority must be at least 2/3 and not more than 3/4 of the votes cast on the resolution, if the shareholders resolve, by a special resolution, to make the alteration. A company may also alter its articles to specify or change the majority of votes that is required for shareholders holding shares of a class or series of shares to pass a special separate resolution, which majority must be at least 2/3 and not more than 3/4 of the votes cast on the resolution, if (a) the shareholders resolve, by a special resolution, to make the alteration, and (b) shareholders holding shares of that class or series of shares consent by a special separate resolution of those shareholders.

There are no restrictions in the BCBCA on when the Company’s Articles can be altered. There is a general rule at common law that an alteration to the articles must be bona fide and in the best interests of the company as a whole. Where a shareholder alleges there has been, or is proposed to be, an alteration to the articles that is unfairly prejudicial to one or more of the shareholders, including the applicant, the applicant may be able to claim unfair prejudice. If the articles are being altered by the directors, the directors have similar duties to act honestly and in good faith with a view to the best interests of the company. Where the directors propose to alter or have altered the articles in a manner that a shareholder claims to be oppressive to one or more of the shareholders, the oppression/unfair prejudice remedies in the BCBCA may apply.

Quorum of Shareholders

The BCBCA provides that the quorum for the transaction of business at a meeting of shareholders of a company is the quorum established by the articles, or, if no quorum is established by the articles, two shareholders entitled to vote at the meeting whether present in person or by proxy.

Our Articles provide that the presence, in person or by proxy, of two or more shareholders representing at least 33 1∕3% of the outstanding Common Shares on the record date entitled to be voted will constitute a quorum for the transaction of business at any meeting of shareholders.

Calling Meetings

The BCBCA requires that a company must hold its first annual general meeting not more than 18 months after the date on which it was recognized and subsequent annual general meetings must be held at least once in each calendar year and not more than 15 months after the annual reference date (which generally means that date of the last preceding annual general meeting).

General meetings of shareholders held between annual general meetings to consider matters other than those specifically required by the BCBCA or the Articles to be dealt with at an annual general meeting are commonly referred to as extraordinary general meetings. An extraordinary general meeting of shareholders may be called at any time for the transaction of any business the general nature of which is specified in the notice calling the meeting.

The shareholders (as defined in the BCBCA) of not less than 5% of the issued shares of a company that carry the right to vote at a meeting sought to be held may requisition the directors to call a general meeting of shareholders for the purposes stated in the requisition. In order to have standing to requisition a general meeting, a requisitionist must be entered on the securities register of the company as the registered owner of voting shares. If a general meeting is properly requisitioned, the directors must call a general meeting to transact the business specified in the requisition, to be held within four months after the date the requisition is received by the company.

General meetings must be held in British Columbia unless (a) a location outside British Columbia is provided for in the articles; (b) the articles do not restrict the company from approving a location outside British Columbia for holding a general meeting and a location outside British Columbia is (i) approved by the resolution required by the articles for that purpose; or (ii) if no resolution is required by the articles for that purpose, approved by an ordinary resolution; or (iii) the location for the meeting is approved in writing by the registrar before the meeting is held.

Our Articles provide that general meetings may be held outside British Columbia if that location is approved either by a resolution of the directors or in writing by the registrar before the meeting is held.

If the general meeting is a partially electronic meeting, as contemplated by the BCBCA, these requirements apply to the location where persons attend the meeting in person. If the general meeting is a fully electronic meeting, these requirements do not apply.

Shareholder Consent in Lieu of Meeting

Under the BCBCA, consent resolutions of shareholders are deemed to be proceedings at meetings of those shareholders and to be as valid and effective as if passed at a meeting that complies with all the requirements of the BCBCA and the articles relating to meetings of shareholders. A company must keep a copy of any shareholders’ consent resolutions, and minutes of shareholders’ meetings, at the records office of the company.

A “consent resolution” of shareholders in respect of the Company means:

●	in the case of a resolution of shareholders that may be passed as an ordinary resolution, a resolution consented to in writing by shareholders holding shares that carry the right to vote at general meetings who, in the aggregate, hold shares carrying at least 66 2/3% of the votes entitled to be cast on the resolution; and
●	in the case of any other resolution of shareholders, a unanimous resolution.

Director Qualification, Election and Number

Only an individual who is properly qualified may become or act as a director of a company. Those who are not qualified to become or act as directors (or officers) include people under the age of 18 (not 19, the age of majority), people found to be incapable of managing their own affairs, undischarged bankrupts, and people who have been convicted of an offence concerning the promotion, formation, or management of a corporation or an unincorporated business or an offence involving fraud, subject to certain exceptions.

Under the BCBCA, a company must have at least one director and a public company must have at least three directors. Our Articles provide that the number of directors is set at the most recently set of:

●	the number of directors elected by ordinary resolution; and
●	if at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office until further new directors are elected. If any such election/continuance of directors does not result in the number of directors set for the time being, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

The Board has adopted a majority voting policy (the “Majority Voting Policy”) which requires, in an election of directors, other than at a Contested Meeting (as defined below), any director who receives a greater number of shares withheld than shares voted in favor of his or her election must immediately tender his or her resignation (the “Resignation”) to the Board. The Corporate Governance and Nominating Committee of the Company will then review the matter and make a recommendation to the Board. In considering the Resignation, the Corporate Governance and Nominating Committee and the Board shall consider all factors they deem relevant. The Board shall determine whether or not to accept the Resignation within 90 days after the date of the relevant shareholders’ meeting. The Board shall accept the Resignation absent exceptional circumstances. The Resignation will be effective when accepted by the Board. The Director tendering the Resignation will not participate in any Board or Corporate Governance and Nominating Committee meeting at which the Resignation is considered. The Company shall promptly issue a news release with the Board’s decision and send a copy of the news release to the Toronto Stock Exchange (“TSX”). If the Resignation is not accepted, the news release shall fully state the reasons for that decision.

Under the Majority Voting Policy, a “Contested Meeting” is a meeting at which the number of directors nominated for election is greater than the number of seats available on the Board.

Under the Paulson Investor Rights Agreement, Paulson is entitled to designate nominees to the Board (each, a “Board Designee”) as follows: (a) so long as Paulson owns 10% or more of the outstanding Common Shares, Paulson shall be entitled to designate one Board Designee; and (b) so long as Paulson owns 20% or more of the outstanding Common Shares, Paulson shall be entitled to designate two Board Designees. Pursuant to the Paulson Investor Rights Agreement, the Company shall, in respect of every shareholders’ meeting at which the election of directors to the Board is considered, nominate for election to the Board the Board Designee(s), and shall use its commercially reasonable efforts to obtain shareholder approval for the election of the Board Designee(s). In the event that a Board Designee is not elected to the Board at such meeting or a Board Designee resigns or is unable to serve as a director for any reason, Paulson shall be entitled to designate a replacement director and the Company agrees to appoint, subject to applicable laws and TSX requirements, such person to the Board.

Vacancies on the Board of Directors

Under our Articles, any casual vacancy occurring in the Board may be filled by the directors.

Removal of Directors

Under our Articles, directors may be removed by shareholders or the Board as described below.

The shareholders may remove any director by special resolution, in which case the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

The directors may remove any director before the expiration of their term of office if the director is convicted of an indictable offense, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

Fiduciary Duty of Directors

Directors of a company existing under the BCBCA have fiduciary obligations to the company. The BCBCA requires directors and officers of a British Columbia company, in exercising their powers and performing the functions of a director or officer of the company must:

●	act honestly and in good faith with a view to the best interests of the company;
●	exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances;
●	act in accordance with the BCBCA and the regulations; and
●	subject to the three subparagraphs above, act in accordance with the articles of the company.

Dissent Rights

The BCBCA provides that shareholders of a company are entitled to exercise dissent rights and be paid by the company for the fair value of their shares in connection with specified matters, including, among others:

●	resolution altering any restrictions on the business the company is permitted to carry on or on its powers;
●	a continuance under the laws of another jurisdiction;
●	the disposition (other than in the ordinary course of business) of all or substantially all of the undertaking of a company; and
●	an amalgamation with another company (other than with certain affiliated companies).

Oppression Remedy

The BCBCA provides an oppression remedy that enables a court to make any interim or final order it considers appropriate with a view to remedying or bringing to an end to the matters complained of by a “complainant” (including a registered shareholder, beneficial owner of Common Shares and any other person whom the court considers appropriate), may apply for an order on the ground:

●	that the affairs of the company are being or have been conducted, or that the powers of the directors are being or have been exercised, in a manner oppressive to one or more of the shareholders, including the applicant, or
●	that some act of the company has been done or is threatened, or that some resolution of the shareholders or of the shareholders holding shares of a class or series of shares has been passed or is proposed, that is unfairly prejudicial to one or more of the shareholders, including the applicant.

The oppression remedy provides the court with very broad and flexible powers to intervene in corporate affairs to protect shareholders and other complainants. Common remedies include (a) orders that remedy the specific conduct complained of, for example by ordering repayment of management fees (where the conduct complained of was the discriminatory payment of those fees) or ordering the payment of dividends (where the conduct complained of was the failure to pay them); (b) orders requiring the company or other shareholders to purchase the wronged shareholder’s shares; (c) orders appointing a receiver or receiver-manager; and (d) orders for liquidation and dissolution.

Derivative Actions

Under the BCBCA, a shareholder or director of a company may apply to the court for leave to:

●	prosecute a legal proceeding in the name and behalf of the company to:
o	enforce a right, duty or obligation owed to the company that could be enforced by the company itself;
o	obtain damages for any breach of a right, duty or obligation referred to in paragraph a above; or
o	defend, in the name and on behalf of a company, a legal proceeding brought against the company.

Under the BCBCA, the court may grant leave on terms it considers appropriate, if:

●	the complainant has made reasonable efforts to cause the directors of the company to prosecute or defend the legal proceeding;
●	notice of application for leave has been given to the company and to any other person the court may order;
●	the complainant is acting in good faith; and
●	it appears to the court that it is in the best interests of the company for the legal proceeding to be prosecuted or defended.

Under the BCBCA, the court in a derivative action may (a) make an order that the complainant give security for costs; (b) authorize any person to control the conduct of the legal proceeding or give any other directions; (c) order interim costs to be paid to the person controlling the conduct of the legal proceeding; and (d) on final disposition of a legal proceeding, make various other orders including orders for repayment of interim costs advanced and for indemnities as to costs and expenses.

Examination of Corporate Records

Under the BCBCA, upon payment of a prescribed fee, a person is entitled, during usual business hours, to examine certain corporate records and to make copies of or extracts from such documents.

Advance Notice for Shareholder Proposals and Director Nominations

The BCBCA permits certain qualified shareholders and beneficial owners of shares to submit shareholder proposals to a company, which proposals may be included in the company’s management information circular and proxy statement. To be considered for inclusion in the management information circular and proxy statement for an annual meeting of shareholders of the Company, any such shareholder proposal under the BCBCA must be:

●	signed by the submitter and qualified shareholders who, together with the submitter, are, at the time of signing registered owners or beneficial owners of shares that, in the aggregate, constitute at least 1/100 of the issued Common Shares that carry the right of vote at general meetings or having a market value in excess of $2,000;
●	received by the Company at least three months before the anniversary date of the last annual meeting of shareholders; and
●	accompanied by declarations of those making the proposal and their supporters declaring the number of Common Shares carrying the right to vote at general meetings that are owned by the signatories and the names of the registered holders of the Common Shares, for inclusion in the management information circular and proxy statement distributed to shareholders prior to the annual meeting of shareholders of the Company.

On April 4, 2013, the Board adopted an advance notice policy (which was ratified by the Company’s shareholders at the annual general meeting held on May 14, 2013) (the “Advance Notice Policy”), which fixes the deadlines by which shareholders of the Company must submit director nominations to the Company prior to any annual or special meeting of shareholders and sets forth the information that a shareholder must include in a written notice to the Company for any director nominee to be eligible for election at such annual or special meeting of shareholders.

The following is a brief summary of certain provisions of the Advance Notice Policy and is qualified in its entirety by the full text of the Advance Notice Policy:

●	Other than pursuant to (a) a proposal made in accordance with the BCBCA (as described above) or (b) a requisition of the shareholders made in accordance with the provisions of the BCBCA, shareholders of the Company must give advance written notice to the Company of any nominees for election to the Board.
●	The Advance Notice Policy fixes a deadline by which shareholders of the Company must submit, in writing, nominations for directors to the Corporate Secretary of the Company prior to any annual or special meeting of shareholders, and sets forth the specific information that such shareholders must include with their nominations in order to be effective. Only persons who are nominated in accordance with the Advance Notice Policy are eligible for election as directors of the Company.
●	For an annual meeting of shareholders, notice to the Company must be not less than 30 days and not more than 65 days prior to the date of the annual meeting; provided, however, that in the event that the annual meeting is to be held on a date less than 50 days after the date on which the first public announcement of the date of such annual meeting was made, notice may be given not later than the close of business on the 10th day following such public announcement.

●	For a special meeting of shareholders (that is not also an annual meeting), notice to the Company must be given not later than the close of business on the 15th day following the day on which the first public announcement of the date of such special meeting was made.
●	The time periods for giving notice set forth above shall in all cases be determined based on the original date of the applicable annual meeting and/or special meeting of shareholders, and in no event shall any adjournment or postponement of a meeting of shareholders, or the reconvening of any adjourned or postponed meeting of shareholders, or the announcement thereof, commence a new time period for the giving of notice as described above.

For the purposes of the Advance Notice Policy, “public announcement” means disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Company under its profile on SEDAR+ at www.sedarplus.ca or on the SEC’s Website at www.sec.gov.

Registration Rights

Paulson is entitled to certain registration rights with respect to Common Shares held by it pursuant to the Paulson Investor Rights Agreement. Pursuant to the terms of the Paulson Investor Rights Agreement, Paulson has the right to demand that we file a prospectus and take such other steps as may be necessary to facilitate a distribution in Canada of all or any portion of the registrable securities held by Paulson, subject to certain exceptions set forth in the Paulson Investor Rights Agreement. In addition, in the event that we effect a registered distribution of securities, either for our account or for the account of our other security holders, Paulson will be entitled to certain piggyback registration rights with respect to such distribution, subject to certain limitations set forth in the Paulson Investor Rights Agreement.

The Paulson Investor Rights Agreement provides that we must pay registration expenses in connection with effecting any demand registration or piggyback registration, with the exception of commissions payable to any underwriter attributable to the holders’ registrable securities, the holders’ pro rata share of the registration expenses attributable to a demand registration offering and any and all fees, disbursements and expenses of legal counsel or other advisors retained by the holders in connection with a piggyback registration. We must pay all registration expenses in connection with an abandoned offering in respect of which piggyback registration rights have been exercised.

Additionally, pursuant to the Registration Rights Agreement by and among the Company, Agnico and JPM, dated October 28, 2025, as supplemented by the Amended and Restated Joinder to Registration Rights Agreement, dated December 18, 2025, by and between the Company and Valvino Lamore LP (as supplemented, the “Registration Rights Agreement”), the selling shareholders party thereto are entitled to certain registration rights with respect to the resale of Common Shares and Common Shares issuable upon the exercise of warrants to purchase Common Shares (“Warrants”) held by each (collectively, the “Registrable Securities”). The Registration Rights Agreement provides that we must pay the costs and expenses we incur in connection with the registration and disposition of the Registrable Securities; however, the holders of the

Registrable Securities will be responsible for the payment of any underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of such Registrable Securities and fees and disbursements of counsel for any holder of such Registrable Securities.

Such registration rights are subject to the exceptions and conditions set forth in the Paulson Investor Rights Agreement and the Registration Rights Agreement, respectively, which are filed as exhibits to our Annual Report on Form 10-K. The registration rights will expire upon the terms set forth in the Paulson Investor Rights Agreement and the Registration Rights Agreement, respectively.

Listing

Our Common Shares are listed on the TSX under the symbol “PPTA” and on the Nasdaq under the symbol “PPTA”.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Shares is Computershare Investor Services. The transfer agent’s address is Proxy Department, 3rd Floor, 510 Burrard Street, Vancouver, BC V6C 3B9.